Exhibit 99

Farmers & Merchants Bancorp Reports
2009 Earnings

Kent A. Steinwert, President and Chief Executive Officer of Farmers & Merchants Bancorp, announced that the Company earned net income of $20.0 million for the year-ending December 31, 2009. Earnings per share were $25.57, return on average assets was 1.15% and return on average equity was 12.33%. In addition, loans outstanding grew 3.0%, total core deposits, excluding public time deposits, increased 4.6%, and total assets at year-end were $1.8 billion.

Steinwert stated, “Despite what continued to be a very difficult economic environment, the Company’s operating performance remained very strong in 2009, maintaining our position as one of the best performing banks in California.  Importantly, these results were generated at the same time the Company: (1) strengthened its loan loss allowance by $9.8 million to $29.8 million or 2.45% of total loans; and (2) expensed FDIC premiums and special assessments of $2.5 million, a $1.96 million increase over 2008.

The Company’s risk based capital ratio was 12.48% at December 31, 2009, resulting in the highest regulatory classification of “well capitalized”.

Additionally, the Company’s asset quality remained very strong compared to peer banks at the present time, when measured by net charge-offs of 0.48% of average loans in 2009 and non-performing loans totaling 0.76% of total loans at December 31, 2009.”

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Farmers & Merchants Bancorp is the parent of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, the institution is a full service, locally owned and operated, community bank which proudly serves California’s Great Central Valley through 24 convenient locations from Sacramento to Merced.

Exhibit 99

FORWARD LOOKING STATEMENTS

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, expanded net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.